February 22, 2021 Patience Ogbozor

CANNABINOID BIOSCIENCES, INC.

370 AMAPOLA AVE STE 200A TORRANCE, CA 90501

RE: SBA Disaster Application No. 3308512185 SBA Disaster Loan No. 6661718105

Dear Patience Ogbozor,

The purpose of this letter is to inform you that your file has been transferred to an SBA Loan Servicing Center. Any future communications with the U.S. Small Business Administration regarding this loan should be directed to:

U.S. Small Business Administration SBA Disaster Loan Service Center 1545 Hawkins Blvd, Suite 202

El Paso, TX 79925-2652

United States Phone: 800-487-6019

Fax: 202-481-5105

To make your monthly loan installment payment, use one of the following payment options:

1.      Electronic - Go to www.pay.gov and complete the Small Business Administration 1201 Borrower Payment form. Logging in to Pay.gov as a registered user is optional. Logging in as a registered user grants you access to the following features: view history of completed and pending payments initiated in Pay.gov, cancel payments in pending status, submit a change of address to where your 1201 billing statement is mailed, and you can establish a recurring payment.

2.      Mail - Mail payments by check or money order to:

SBA

PO Box 3918

Portland, OR 97208 - 3918

Please make payable to SBA and remember to include your 10-digit loan number on the face of the check or money order.

SBA Disaster Loan Application No.: 3308512185

If you have any questions on your loan, please contact SBA at above location. Sincerely,

Accounts Processing Department